Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of September 14, 2007, by and between SM&A, through its Performance Management Associates division (the “Company”), and James A. Wrisley (the “Employee”).

WHEREAS, pursuant to the transactions contemplated by that certain Stock Purchase Agreement dated as of September 14, 2007 (referred to herein as the “SPA”) by and among SM&A, a Delaware corporation, Performance Management Associates, Inc. (“PMA”), James A. Wrisley and Paulette Wrisley, SM&A has acquired all of the outstanding shares of stock of Performance Management Associates, Inc.;

WHEREAS, the Company wishes to employ the Employee and the Employee wishes to work for the Company on the terms and conditions set forth herein; and

WHEREAS, it is agreed by the parties hereto that this Agreement shall only be effective upon the condition that the transactions contemplated by the SPA close and become final in accordance with the SPA and applicable law, and this Agreement shall be null and void if the transactions do not close.

NOW, THEREFORE, it is hereby agreed as follows:

§1.                                EMPLOYMENT.  The Company hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

§2.                                DUTIES.  The Employee shall be employed as President of the PMA division of SM&A and shall have such responsibilities and duties consistent with such position, and as are assigned to him from time to time by SM&A’s Executive Vice President of Operations.  The Employee agrees to devote his full time and best efforts to the performance of the Employee’s duties to the Company.  The foregoing shall not be construed to prohibit the Employee from engaging in activities relating to serving on civic and charitable boards or committees, and managing the Employee’s personal investments, provided that such activities do not interfere or conflict with the performance by the Employee of the duties, responsibilities, and authorities hereunder.

§3.                                TERM.  The Employee’s term of employment hereunder shall commence on September 14, 2007 (the “Commencement Date”) and shall continue until the third year anniversary of the Commencement Date (“Term”), unless earlier terminated pursuant to §6 hereof.

§4.                                COMPENSATION AND BENEFITS.  In consideration for the Employee’s services hereunder, the Company shall compensate the Employee as follows:

(a)                                  Base Salary.  The Company shall pay the Employee an annual base salary of Two Hundred Thousand Dollars and No Cents ($200,000.00) (the “Base Salary”), less applicable withholdings under state and federal law and in accordance with the Company’s normal payroll practices.  The Base Salary shall be reviewed and approved annually by SM&A’s Executive Vice President of Operations with potential for annual increases based upon the Employee’s performance and in the sole discretion of the Company; provided, however, in no event will the Employee’s annual Base Salary be less than Two Hundred Thousand Dollars and No Cents ($200,000.00).

(b)                                 Incentive Compensation.  In addition to the Base Salary, the Employee shall be eligible to receive Two Hundred Thousand Dollars and No Cents ($200,000.00) in target incentive compensation based on the following allocation:  (i) 50% of the annual incentive compensation will be based upon the achievement of a certain rate of PMA profitability, as set forth in the attached Schedule A, and (ii) 50% of the annual incentive compensation will be based upon the subjective evaluation elements set forth on Schedule B.  Notwithstanding the 50/50 allocation set forth above, the Employee may be entitled to receive incentive compensation in excess of the target incentive compensation based upon mutually agreed upon goals and business objectives, including without limitation, the amounts set forth on Schedule A if the operating margin is greater than 26.5%.

(c)                                  Stock Options.  The Employee may be awarded incentive stock options to acquire shares of SM&A’s common stock pursuant to SM&A’s 2007 Equity Incentive Plan, the actual amount of which, if any, and allocation shall be determined and subject to the sole discretion of SM&A’s Compensation Committee.  The vesting of the options awarded, if any, will conform to the standard vesting schedule for other SM&A ISOP participants.  Any options not vested at the time of termination of the Employee’s employment, whether initiated by the Employee or the Company, shall be forfeited.

(d)                                 Benefits.  The Employee shall be eligible to participate in the same insurance benefit programs offered to other similarly situated employees, and in effect from time to time. The amount, eligibility, and extent of the benefits shall be governed by the applicable benefit plan or program.  The Employee shall be provided the same paid holiday benefits provided to other similarly situated employees.

(e)                                  Paid Time Off.  The Employee shall not accrue Paid Time Off (“PTO”).  The Employee shall be provided with the same paid time off provided to other similarly situated senior employees.  The Company does not have a formal policy with respect to PTO for similarly situated senior employees; however, the Company acknowledges and agrees that the Employee shall be entitled to paid time off, subject to his compliance with the duties set forth in this Agreement.

§5.                                EXPENSES.  The Company shall reimburse the Employee for all reasonable business expenses of types authorized by the Company and reasonably and necessarily incurred by the Employee in the performance of the Employee’s duties, responsibilities, and authorities hereunder.  The Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

§6.                                TERMINATION.  The Employee’s employment hereunder shall commence on the Commencement Date and continue until the earlier of (i) the expiration of the Term or (ii) the occurrence of any of the following:

(a)                                  Death or Disability.  The Employee’s employment shall terminate upon the death of the Employee during the Term or, at the option of the Company and subject to applicable law, in the event of the Employee’s disability, upon thirty (30) days’ written notice.  The Employee shall be deemed disabled if an independent medical doctor (selected by the Company’s health insurer) certifies that the Employee has for ninety (90) consecutive days or one hundred twenty (120) non-consecutive days in any twelve (12) month period, been disabled in a manner which has rendered the Employee unable to perform the essential functions of the Employee’s job duties with or without reasonable accommodation.  The Employee will cooperate in submitting to a medical examination for the purpose of certifying disability under this §6(a) if requested by SM&A’s Board of Directors (“Board”).  If the Employee’s employment terminates pursuant to this §6(a), the Company shall pay the Employee (or his estate, as applicable) as severance, the Employee’s base salary at the time of termination for a period of six (6) months following termination, less applicable deductions, in the form of salary continuation payments and in accordance with the Company’s normal payroll procedures; provided that, the Employee (or his estate, as applicable) will only be entitled to receive the foregoing severance if the Employee (or his estate, as applicable) executes and does not revoke a general waiver and release of all claims in favor of the Company and its affiliates in a form reasonably satisfactory to the Company, and the Employee complies with the Employee’s continuing obligations under §7 of this Agreement.  Except for the foregoing severance and payments required under applicable law, the Company shall have no further obligation to the Employee or liability under this Agreement by way of compensation or otherwise.

(b)                                 For Cause.  The Company may terminate the Employee’s employment for “Cause” immediately upon written notice by the Company to the Employee.  For purposes of this Agreement, “Cause” shall mean:

(i)                                     the Employee has committed any act of fraud, embezzlement, misappropriation or theft in the course of the Employee’s employment with the Company;

(ii)                                  the Employee has been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

(iii)                               the Employee has (A) performed the Employee’s duties in a grossly negligent manner or has willfully disregarded the Employee’s job duties and responsibilities under this Agreement (unless due to death or Disability), as determined by the Company or the Board, which, if susceptible to cure, is not cured to the Company’s reasonable satisfaction within ten (10) days of written notice by the Company to the Employee; (B) failed to follow the reasonable instructions of the Company with respect to material aspects of the Employee’s assigned responsibilities, which, if susceptible to cure, is not cured to the Company’s reasonable satisfaction within ten (10) days of written notice by the Company to the Employee; or (C) breached any material provision of this Agreement, including the covenants under §7, which, if susceptible to cure, is not cured to the Company’s reasonable satisfaction within ten (10) days of written notice by the Company to the Employee.

If the Employee’s employment terminates pursuant to this §6(b), the Employee shall not be entitled to receive any severance, bonus or other payments, except as required under applicable law, and the Company shall have no further obligation to the Employee or liability under this Agreement by way of compensation or otherwise.  Should the Employee’s employment terminate pursuant to this §6(b), the Employee shall continue to be fully bound by §7 of this Agreement.

(c)                                  Termination Without Cause or Termination by the Employee for Good Reason.

Notwithstanding any other provision herein, the Company may terminate the Employee’s employment at any time without cause.  Additionally, the Employee may terminate his employment for “Good Reason” if the Employee provides written notice to the Company of the Good Reason within thirty (30) days of the event constituting the Good Reason and provides the Company with a period of ten (10) days to cure the event constituting Good Reason within such period.  For purposes of this Agreement, “Good Reason” shall mean either of the following events if the event is effected by the Company without the consent of Employee:  (i) a change in the Employee’s position with the Company which materially reduces the Employee’s level of responsibility, or (ii) a relocation of the Employee’s principal place of employment by more than fifty (50) miles.

If the Employee’s employment terminates pursuant to this §6(c), the Company shall pay the Employee as severance, the Employee’s base salary at the time of termination for a period of six (6) months following termination, less applicable deductions, in the form of salary continuation payments and in accordance with the Company’s normal payroll procedures and its affiliates; provided that, the Employee will only be entitled to receive the foregoing severance if the Employee executes and does not revoke a general waiver and release of all claims in favor of the Company and its affiliates in a form reasonably satisfactory to the Company, and the Employee complies with the Employee’s continuing obligations under §7 of this Agreement.  Except for the foregoing severance and payments required under applicable law, the Company shall have no further obligation to the Employee or liability under this Agreement by way of compensation or otherwise.

(d)                                 Resignation or Expiration of Term. The Employee’s employment shall terminate upon the expiration of the Term pursuant to §3 or if the Employee resigns without Good Reason.  If the Employee’s employment terminates pursuant to this §6(d), the Employee shall not be entitled to receive any severance, bonus or other payments, except as required under applicable law, and the Company shall have no further obligation to the Employee or liability under this Agreement by way of compensation or otherwise.  Should the Employee’s employment terminate pursuant to this §6(d), the Employee shall continue to be fully bound by §7 of this Agreement.

§7.                                CONFIDENTIAL INFORMATION, NON-COMPETE, NON DISPARAGEMENT, INVENTIONS ASSIGNMENT.

(a)                                  Confidentiality.  The Employee recognizes and acknowledges that the Employee has acquired, while working for PMA and the Company, and will acquire confidential, proprietary and trade secret information concerning PMA and the Company, and their divisions, subsidiaries, affiliates, and acquired businesses, including, without limitation, the identities, contact information, purchasing patterns, contracts and terms of contracts of customers, merchants, vendors, suppliers and agents; pricing policies; methods of operation; proprietary computer programs; sales, profit, cost and other financial information; market information; business strategies; employee personnel information; technical processes; information processing standards and practices; customer service and service quality standards; trade secrets; and confidential information concerning or relating to the Company’s customers, merchants, vendors and suppliers (hereinafter called “Confidential Information”).  The Employee shall not, during or after the Term, use or disclose any Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as required to perform the Employee’s job duties, or as required by law.  In the event of termination, whether voluntary or involuntary, and whether initiated by the Company or the Employee, or upon request of the Company at any time, the Employee shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not take or remove from the Company any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to any Confidential Information.  The Employee will not, at any time during or after the Employee’s employment, use, copy, publish, summarize, or remove from the Company’s premises any Confidential Information, except during the Employee’s employment to the extent necessary to carry out the Employee’s duties and responsibilities under this Agreement.

(b)                                 Prohibited Activities.  The Employee acknowledges that the Company and PMA have spent significant time, effort and resources protecting the Confidential Information, including specifically, trade secrets, customer goodwill and substantial relationships with prospective and existing customers, and extraordinary and specialized training (“Valuable Business Interests”).  In order to protect the Valuable Business Interests, and for other consideration received by the Employee under the SPA to which the Employee is a party, the Employee hereby agrees that during the Term and for a period of three (3) years following the termination of Employee’s employment, whether initiated by Employee or the Company (the “Specified Period”), the Employee will not, without the prior written consent of the Company, directly or indirectly, on behalf of himself or any other person or entity, engage anywhere in the United States, Great Britain or Italy (the “Territory”) as an agent, executive, consultant, representative, stockholder, manager, partner or in any other capacity, own, operate, manage, control, engage in, invest in (other than through the passive ownership of less than 1% of the publicly traded shares of any Person) or participate in any manner in, render advice to or services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls, any venture or enterprise that directly or indirectly engages, anywhere in the Territory, in the services of providing earned value management consulting services, including, without limitation, those services set forth on Schedule 7.3(a) of the SPA.  To the extent that any provision in this §7(b) is inconsistent with any provision set forth in §7.3 of the SPA, §7.3 of the SPA shall control.

(c)                                  Non-Solicitation. In order to protect the Valuable Business Interests, and for other consideration received by the Employee under the SPA to which the Employee is a party, the Employee hereby agrees that during the Term and the Specified Period, the Employee will not, without the prior written consent of the Company, (i) directly or indirectly, as an agent, executive, consultant, representative, stockholder, manager, partner, or in any other capacity, recruit or solicit any person who is employed or engaged by the Company to terminate his or her relationship with the Company, provided, however, such employees responding to a bona fide general solicitation for employees by use of advertisements in the media will not be deemed a breach of this restriction, or (ii) directly or indirectly, call on, induce or solicit, on behalf of the Employee or any third party, any current or prospective customer, merchant, vendor or supplier of the Company for the purpose of diverting, taking away or reducing the amount of current or prospective business of the Company or otherwise interfere with the relationship between the Company, on the one hand, and its current or prospective customers, merchants, vendors or suppliers, on the other hand; provided, however, that nothing contained herein shall prohibit the solicitation of business or services which are not in any way engaged in the services of providing earned value management consulting services, including, without limitation, those services set forth on Schedule 7.3(a) of the SPA.  To the extent that any provision in this §7(c) is inconsistent with any provision set forth in §7.3 of the SPA, §7.3 of the SPA shall control.

(d)                                 Reasonableness of Covenants.  The Employee acknowledges that the duration and geographical areas set forth in §7(b) and §7(c) are reasonable in scope.  If, at any time, the provisions of §7(b) and §7(c) shall be finally adjudicated to be invalid or unenforceable by a court of competent jurisdiction, the parties hereby agree that the court making this determination will have the power to reduce the scope, duration, or area of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; and that this Agreement will be enforceable as so modified.  As used in this section “Person” means a corporation, an association, a partnership, an organization, a business, a limited liability company, an individual, a government or political subdivision thereof or a governmental agency.  The Employee agrees that the restrictive covenants contained in §7(b) and §7(c) shall be enforceable whether the Employee’s employment is terminated by the Employee or the Company and without regard to reason.

(e)                                  Third-Party Information.  The Employee acknowledges that the Company has received and in the future will receive from third parties their confidential information, subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Employee will treat such information in a manner consistent with the Company’s agreement with such third parties, and without limiting the foregoing, the Employee will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party any such confidential information, other than as necessary to perform the Employee’s assigned duties for the benefit of the Company.

(f)                                    Non-Disparagement.  In consideration of the compensation and benefits to be paid to the Employee by the Company, the Employee agrees not to, either during or after the Term, make any statement or otherwise take any action that would or might reasonably be interpreted as disparaging to the Company, or its divisions, principal stockholders, directors or officers.

(g)                                 Inventions Assignment.

(i)                                     Inventions Assignment.  The Employee agrees to assign to the Company, without further consideration, all right, title, and interest that the Employee may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention (as defined herein), which Inventions shall be the sole property of the Company, whether or not patentable.  “Invention” as used herein shall mean all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by the Employee alone or with others during the course of the Employee’s employment with the Company or which were conceived, developed, or reduced to practice by the Employee alone or with others during the course of the Employee’s employment with PMA.  The Employee acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of the Employee’s employment  with the Company and which were made by the Employee (solely or jointly with others) within the scope of the Employee’s employment with PMA, and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act (17 USCA, § 101) and included in the definition of Inventions.  The Employee further agrees to assist the Company (at its expense) in obtaining patent letters or other applicable registrations, and agrees to execute all documents and do all other things necessary or proper to obtain patent letters or other applicable registrations and to vest the Company with full title to them.  Should the Company be unable to secure the Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, the Employee irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Employee’s agent and attorney-in-fact, to act for and on the Employee’s behalf, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights of protections with the same force and effect as if executed and delivered by the Employee.

(ii)                                  Disclosure.  The Employee agrees to maintain adequate and current written records on the development of all Inventions and to disclose promptly to the Company all Inventions and relevant records relating to any Invention, which records will remain the sole property of the Company.  The Employee further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design formula, discovery, patent, or copyright that the Employee does not believe to be an Invention, but is conceived, developed, or reduced to practice by the Employee (alone or with others) during employment with the Company or was conceived, developed, or reduced to practice by the Employee (alone or with others) during employment with PMA, shall be promptly disclosed to the Company (such disclosure to be received in confidence).

(iii)                               Exclusions/Exceptions.  Except as disclosed in writing and attached hereto, there are no Inventions belonging to the Employee that shall be excluded from the operation of this Agreement.  Moreover, the Employee knows of no existing contract to which the Employee is a party that would conflict with this Agreement.  The Employee understands and acknowledges that the provisions of this Agreement requiring the assignment of Inventions do not apply to any invention developed entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (A) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (B) result from any work performed by the Employee for the Company.

§8.                                MISCELLANEOUS.

(a)                                  Representations and Warranties.  The Employee represents and warrants that (i) the Employee’s employment with the Company does not and will not breach any agreements with or duties to any third party, (ii) the Employee has no obligations or commitments inconsistent with the terms of this Agreement or with undertaking an employment relationship with the Company, and (iii) the Employee will not enter into any agreement or engage in any outside activity which would conflict with this Agreement or which would otherwise interfere with the Employee’s duties hereunder.  The Employee agrees to promptly inform the Company if the Employee becomes aware of any fact that would cause these representations and warranties to be false.

(b)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by facsimile, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this §8(b):

If to the Company:

SM&A

4695 MacArthur Court, 8th Floor

Newport Beach, California  92660

Facsimile No.:  (949) 975-1624

Attention:  Mr. Steve Handy

With a copy to:

Bingham McCutchen LLP

355 S. Grand Avenue, Suite 4400

Los Angeles, California  90071

Facsimile No.:  (213) 830-8691

Attention:  Jacqueline Cookerly Aguilera, Esq.

If to the Employee:

James A. Wrisley

9070 Lakes Blvd.

West Palm Beach, Florida  33412-1560

Facsimile No.:  (561) 694-1648

Attention:  James A. Wrisley

With a copy to:

Greenberg Traurig LLP

650 Town Center Drive, 17th Floor

Costa Mesa, California  92626

Facsimile No.:  (714) 708-6500

Attention:  Bryan S. Gadol, Esq.

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed as described above, and (iv) if sent by facsimile, upon generation of a transmission report by the machine from which the facsimile was sent which indicates the date that the facsimile was sent if sent during normal business hours on any business day, otherwise on the next business day following the generation of such report.

(c)                                  Rights Cumulative.  The rights and remedies provided herein are cumulative, and the exercise of any right or remedy, whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive the right to exercise any or all other rights and remedies.

(d)                                 Survival of Obligations.  Termination of this Agreement or the Employee’s employment shall not affect the Employee’s continuing obligations as set forth in this Agreement, including under §7 of this Agreement.

(e)                                  Arbitration.  In consideration of the Company employing the Employee, and the salary and benefits provided under this Agreement, the Employee and the Company each agree that all claims arising out of or relating to the Employee’s employment, including its termination, shall be resolved by arbitration.  This Agreement expressly does not prohibit either party from seeking provisional injunctive relief, including to prevent irreparable harm. The dispute will be arbitrated in accordance with the rules of the American Arbitration Association and applicable law.  If any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable fees and costs to the prevailing party, under the standards for an award of fees provided by law.  The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims or within one year of the conduct that forms the basis of the claim if no statutory limitation is applicable.  Failure to demand arbitration within the prescribed time period shall result in waiver of said claims.

This pre-dispute resolution agreement will cover all matters directly or indirectly related to the Employee’s recruitment, employment or termination of employment by the Company, including, but not limited to, claims involving laws against any form of discrimination whether brought under federal or state law, and/or claims involving other employees; but excluding workers’ compensation, unemployment insurance claims or any claim which is not subject to arbitration by law.  THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO BRING SUCH CLAIMS TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

(f)                                    Equitable Remedies.  Notwithstanding §8(e), the Employee acknowledges and agrees that upon any breach by the Employee of his obligations under §7 of this Agreement, the Company may have no adequate remedy at law, and accordingly will be entitled to seek specific performance and other appropriate injunctive and equitable relief.  The Employee further agrees that no bond or other security shall be required in obtaining such equitable relief.  Each of the parties recognizes that nothing in this Agreement is intended to limit any remedy of the Company or the Employee under state and federal laws.

(g)                                 Severability.  To the extent any provision of this Agreement or application of it to any person, place, or circumstance shall be determined to be invalid, unlawful or otherwise unenforceable, in whole or in part, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible.  The parties agree that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(h)                                 Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise or any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(i)                                     Withholding.  All compensation payable by the Company to the Employee hereunder shall be reduced prior to the delivery of such payment to the Employee by an amount sufficient to satisfy any applicable federal, state, local or other tax withholding requirements.

(j)                                     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k)                                  Assignment.  The Employee may not assign this Agreement, and any attempt to do so will be deemed null and void.  The Company may assign any of its rights or obligations under this Agreement to any person, business or entity that succeeds to the business of the Company.

(l)                                     Entire Agreement; No Oral Modification.  This Agreement (which contains references to the SPA) contains the entire understanding of the parties relating to the employment of the Employee, and supersedes all prior agreements, negotiations and understandings relating thereto, and shall not be amended or modified except by a written instrument hereafter signed by the Employee and SM&A’s Executive Vice President of Operations.

(m)                               Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Florida.

(n)                                 Employee Acknowledgment.  The Employee has had the opportunity to consult legal counsel in regard to, and has read and understood, this Agreement.  The Employee is fully aware of its legal effect and has entered into it freely and voluntarily and based on the Employee’s own judgment and not on any representations or promises other than those contained herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date and year first above written.

SM&A, a Delaware corporation

By:	/s/ Steve Handy
	Name:	Steve Handy
	Title:	Senior Vice President and
Chief Financial Officer

/s/ James A. Wrisley
James A. Wrisley

SCHEDULE A

Incentive Compensation

The target operating margin, excluding amortization of intangible goodwill, is 26.5%.  The schedule below displays the amount of annual incentive compensation that is earned based on the annual actual operating margin.

Operating Margin	Percentage of Incentive Compensation Earned
20.0%	67.5%
20.5%	70.0%
21.0%	72.5%
21.5%	75.0%
22.0%	77.5%
22.5%	80.0%
23.0%	82.5%
23.5%	85.0%
24.0%	87.5%
24.5%	90.0%
25.0%	92.5%
25.5%	95.0%
26.0%	97.5%
26.5%	100.0%
27.0%	102.5%
27.5%	105.0%
28.0%	107.5%
28.5%	110.0%
29.0%	112.5%
29.5%	115.0%
30.0%	117.5%

SCHEDULE B

Subjective Evaluation Elements

•                  Program Services “augmentation” (e.g., new clients, sale of EVMS to SM&A clients, etc.)

•                  Coordinate with SM&A/PPI for conducting meetings/sales presentations with existing and prospective SM&A clients

•                  Brand Development and Thought Leadership

•                  Update presentation/seminar materials to link PMA with SM&A

•                  Incorporate SM&A in marketing literature and exhibition booth design

•                  Web site identification of PMA/SM&A linkage

•                  Collectively make a minimum of two presentations at PMI national conferences or write a minimum of two papers for publication in PM/EVMS related journals or make one presentation and write one paper.

•                  Actively participate in the NDIA’s Program Management Committee demonstrating thought leadership in EVMS

•                  Training, Mentoring and Staff Development

•                  Develop and present to appropriate SM&A/PPI/PMA staff training in EVMS and Critical Path scheduling

•                  Develop and present to appropriate SM&A/PPI/PMA staff training in EVMS design and implementation

•                  Develop templates for EVMS design, PMA Division proposals, and collaborative sharing of same using the SM&A Knowledge Management System

•                  Development of career progression plans for PMA Division staff

•                  Establishment of an EVMS Practice (best practices, succession plan, knowledge management, etc.)

•                  Establish and implement roadmap for replacement of H. Smith and H. Sparrow